Exhibit 99.2

Excerpt from BGC Partners’ confidential offering memorandum prepared for use in connection with a potential private offering:

“Information With Respect to the Potential Impact of Our Acquisition of GFI Group

We expect that a combination of GFI Group Inc. (“GFI Group”) and BGC Partners would deliver significant benefits to each of our respective customers and brokers as part of a larger, better capitalized and more diversified company. We expect the combination will also produce over the long-term meaningful synergies, increased productivity per broker, substantial earnings accretion and stronger cash flow, which we believe will enable us to drive shareholder value and deliver superior service for our customers.

The information provided in this section is for illustrative purposes only and with respect to GFI Group has been prepared by us using publicly available information of GFI Group (primarily filings by GFI Group with the SEC). We are not affiliated with GFI Group, and we have not had any access to GFI Group’s books and records. Therefore, we have not used non-public information concerning GFI Group for the purpose of preparing any information in this offering memorandum relating to GFI Group’s financial or other information. Further, the information has not been verified by GFI Group or its management.

If we are successful in completing an acquisition of shares of common stock of GFI Group (the “GFI Shares”), that together with the GFI Shares then owned by us, constitute at least a majority of the outstanding GFI Shares pursuant to the current terms of our offer to purchase all of the outstanding GFI Shares (the “GFI Tender Offer”) (which would allow us to consolidate GFI Group’s results in our financial statements), our business and financial condition would be impacted, including:

•	In connection with the acquisition, a cash outlay by us of approximately $579.7 million, approximately $325.4 million or approximately $245.0 million to purchase 100%, 62% (assumes all outstanding GFI Shares less the approximately 38% of outstanding GFI Shares subject to the Support Agreement) or a majority, respectively, of the outstanding GFI Shares in our GFI Tender Offer that we do not already own.[1] We currently intend to finance our acquisition of GFI Shares, in whole or in part, with the net proceeds of this offering.

•	An increase in our total revenues. As an illustration, for the trailing twelve months ended September 30, 2014, GFI Group reported total revenues of approximately $871.5 million.[2] Accordingly, assuming no adjustments, had an acquisition of GFI Group been completed as of October 1, 2013, the consolidated total revenues of BGC Partners including GFI Group would have been approximately $2.6 billion for the trailing twelve months ended September 30, 2014.[3]

[1]	Based on 127,501,200 shares of GFI Group common stock outstanding as of October 31, 2014, as disclosed in GFI Group’s Schedule 14D-9 filed with the SEC on November 4, 2014, less the 17,075,464 shares of GFI Group common stock (approximately 13.4% of the outstanding shares) that we own as of the date of this offering memorandum.
[2]	Source: GFI Group Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on November 10, 2014.
[3]	Source of BGC Partners’ total revenues of approximately $1.7 billion for the trailing twelve months ended September 30, 2014 is the BGC Partners Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on November 7, 2014.

•	An increase in our total assets and total liabilities. As an illustration, as at September 30, 2014, GFI Group reported total assets of $1.5 billion, total liabilities of $1.2 billion and stockholders’ equity of $0.3 billion.[4] If we were to acquire 100% of the outstanding shares of GFI Group at a total cost of $654.9 million, which cost includes the shares of GFI Group that we currently own, based on GFI Group’s reported September 30, 2014 assets and liabilities and assuming the assets of the GFI Group are stated at fair value, we would recognize additional goodwill of $352.3 million, our total assets (including goodwill) would increase by approximately $1.2 billion and our total liabilities would increase by approximately $1.2 billion. The actual impact on goodwill and our total assets and liabilities will depend on the actual fair value of GFI Group’s net assets, which will be determined by us as of the date of the completion of the acquisition. In addition, our determination of the fair value of GFI Group’s net assets could result in our recognizing an asset impairment.

•	We expect that our combined leverage and our combined leverage ratios will remain consistent with our investment grade ratings.

The foregoing reflects our current estimate of certain potential impacts of the acquisition on our financial condition as of the date of this offering memorandum. It does not include any benefits arising from the expected increased productivity per broker or other synergies, all of which, at this point, are uncertain. There can be no assurance that the impact of the acquisition on our financial condition will not be materially different than our expectations upon the completion of an acquisition of GFI Group, if it occurs. In addition, we will not be able to purchase 100% of the outstanding GFI Shares unless the restrictions under the Support Agreement expire or are released earlier and the stockholders of GFI Group that executed such Support Agreement agree to sell their shares to us. In the event we were to purchase less than 100% of GFI Group, the consolidated net income of the combined company would be reduced by the portion attributable to the GFI Shares we do not purchase.

We have only conducted a review of publicly available information regarding GFI Group, and as a result, we may be exposed to various operational, financial, control, and compliance risks and liabilities of GFI Group that are not publicly disclosed or assumed in the potential impacts described above. These risks and liabilities could materially and adversely affect the expected results of the acquisition of GFI Shares, including the impacts discussed above. See “Risk Factors” included in our most recent Form 10-Q filed with the SEC, which is incorporated by reference herein.”

[4]	Source: GFI Group Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on November 10, 2014.